500 President Clinton Ave. Suite 300, Little Rock, AR 72201

Inuvo Announces Preliminary Revenue for the Fourth Quarter and Full Year 2020

IntentKey Revenue Grew Year-Over-Year 34% for the Fourth Quarter and 22% for the Full Year
Management to host financial results conference call on Thursday, February 11th at 4:30 p.m. ET

LITTLE ROCK, Ark., Feb 4, 2021 (GLOBE NEWSWIRE) -- Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, today announced preliminary unaudited revenue for the fourth quarter and full year 2020.

Preliminary Financial Highlights:
•Revenue totaled $44.6 million for the full year 2020
•Revenue totaled $12.9 million for the fourth quarter 2020, an increase of 40% sequentially
•IntentKey revenue totaled $10.4 million for the full year 2020, an increase of 22% year-over-year
•IntentKey revenue totaled $3.6 million in the fourth quarter of 2020, an increase of 34% year-over-year
•Validclick revenue totaled $9.3 million for the fourth quarter 2020, an increase of 48.5% sequentially

“We continued to build momentum throughout 2020 after the initial decline experienced in the second quarter resulting from COVID-19. While the impacts of COVID-19 remain present within our industry, we would expect ValidClick to be back to normal within 2021 and the IntentKey to continue growing,” stated Rich Howe, CEO of Inuvo.

Conference Call Details:
The Company is in the process of finalizing its financial statements and will host a conference call on Thursday, February 11, 2021 at 4:30 p.m. Eastern time to discuss its financial results for the fourth quarter and year ended December 31, 2020 and provide a business update.

Date: Thursday, February 11, 2021
Time: 4:30 p.m. Eastern time
Toll-free Dial-in Number: 1-800-289-0438
International Dial-in Number: 1-323-794-2423
Conference ID: 1881018
Participant Link: http://public.viavid.com/index.php?id=143468

A telephone replay will be available through February 25, 2021. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, enter the code 1881018 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

Additionally, Richard Howe, CEO, and Wally Ruiz, CFO, will be meeting with investors at the A.G.P. Virtual Emerging Growth Technology 1x1 Conference on Thursday, February 4, 2021.

The preliminary financial information in this press release has been prepared internally by management and has not been reviewed or audited by our independent registered public accounting firm. There can be no assurance that actual results will not differ from the preliminary financial information presented herein and such changes could be material. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future period.

About the IntentKey™
Inuvo®’s IntentKey™ is a patented, machine-learning technology designed to mirror the manner in which the human brain instantly associates ideas, emotions, places, people, and objects. It creates an accurate, high-definition picture of consumer intent and sentiment related to a particular topic or item. Inuvo harnesses the power of the IntentKey to discover and reach high volumes of incremental in-market and relevant audiences that are hidden from typical marketing approaches. The IntentKey enables pinpoint media execution reaching consumers throughout the purchasing funnel all the way to conversion.

About Inuvo

www.inuvo.com

500 President Clinton Ave. Suite 300, Little Rock, AR 72201

Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as filed on May 12, 2020 and our other filings with the SEC. In addition, our expectations about fourth quarter and full-year 2020 results are based on preliminary unreviewed information about the fourth quarter and are subject to revision. Although the fourth quarter is now completed, we are still in the process of our standard financial reporting closing procedures. Accordingly, following completion of our normal quarter and year end closing and review processes, it may turn out that actual results differ materially from these preliminary results. Factors that could cause our actual results for the fourth quarter and full year 2020 to differ materially from our preliminary results include, but are not limited to, inaccurate assumptions, unrecorded expenses, changes in estimates or judgments, and facts or circumstances affecting the application of our critical accounting policies. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo, Inc. and are difficult to predict. The information, which appears on our websites and our social media platforms is not part of this press release.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com

www.inuvo.com